+--------+                                                                                        /------------------------------/
| FORM 4 |                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              /        OMB APPROVAL          /
+--------+                                  WASHINGTON, D.C. 20549                                /------------------------------/
[_] Check this box if                                                                             / OMB Number:        3235-0287 /
    no longer subject                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 / Expires: September 30, 1998  /
    to Section 16.                                                                                / Estimated average burden     /
    Form 4 or Form 5              Filed pursuant to Section 16(a) of the Securities               / hours per response...... 0.5 /
    obligations may                  Exchange Act of 1934, Section 17(a) of the                   /------------------------------/
    continue. See                   Public Utility Holding Company Act of 1935 or
    Instruction 1(b).             Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Lindholm                        Randy                            D.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    46107 Landing Parkway
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                                   (Street)

    Fremont                          CA                              94538
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol VidaMed, Inc. (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year October 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)
    President, Chief Executive Officer & Chairman of  the Board
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    _ X _ Form filed by One Reporting Person
    _   _ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           10/11/01   M              10,000         A        $0.781                              D
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Common Stock           10/11/01   S              10,000         D        $ 4.50         28,827               D
                                 (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $0.781              10/11/01             M                                     10,000
   (right to buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:    ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               I)            4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              10/9/99   10/9/08    Common    10,000                       79,996                D
                              (2)                   Stock
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

Explanation of Responses:
(1) The sale reported in this Form 4 was effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person on August 22, 2001
(2) 25% of the option becomes exercisable within one year of the grant date, October 9, 1998, and 1/48th per month thereafter until fully exercised


                          /s/ Randy D. Lindholm                 10/15/01
                          -------------------------------  -----------------
                          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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